Exhibit 10.4

MEDICAID MANAGED CARE MODEL CONTRACT AMENDMENT ATTESTATION

I Todd S. Farha, being an individual authorized to execute agreements on behalf of WellCare of New York Inc. (hereafter “MCO”), hereby attest that the

                    (Name of Managed Care Organisation)

contract amendment submitted by MCO to Dutchess County, follows the latest

                                                                     (County Name)

model contract amendment provided to us by the above named county. This executed amendment contains no deviations from the aforementioned model amendment language.

12/27/04	/s/ Todd S. Farha
(Date)	(Signature)

Todd S. Farha
(Print Name In Full)
President & Chief Executive Officer
(Title)

/s/ Kathleen R. Casey
(Notary Seal and Signature)

I Robert B. Allers, attest that the County has reviewed this executed contract amendment and that it follows the latest model contract amendment provided to us by the New York State Department of Health.

12/28/04	/s/ Robert B. Allers
(Date)	(Signature)

Robert B. Allers
(Print Name in Full)

Commissioner
(Title)

/s/ Judy B. Yarochowicz
(Notary Seal and Signature)

JUDY B. YAROCHOWICZ

Notary Public, State of New York

No. 01YA4672189

Qualified in Dutchess County

Commission Expires March 30, 2006

MEDICAID MANAGED CARE MODEL CONTRACT

Amendment of Agreement

Between

Dutchess County

And

WellCare of New York, Inc.

This Amendment, effective January 1, 2005, amends the Medicaid Managed Care Model Contract (hereinafter referred to as the “Agreement”) made by and between the County of Dutchess (hereinafter referred to as “LDSS”) and WellCare of New York. Inc. (hereinafter referred to as “MCO” or “Contractor”).

WHEREAS, the parties entered into an Agreement effective October 1, 2004 for the purpose of providing prepaid case managed health services to Medical Assistance recipients residing in Greene County; and

WHEREAS, the parties desire to amend said Agreement to modify certain provisions to reflect current circumstances and intentions;

NOW THEREFORE, effective January 1, 2005, it is mutually agreed by the parties to amend this Agreement as follows:

The attached “Table of Contents for Model Contract” is substituted for the period beginning January 1, 2005.

Add to Section 1, Definitions, a definition for “Permanent Placement Status,” to read as follows:

“Permanent Placement Status” means the status of an individual in a Residential Health Care Facility [RHCF] when the LDSS determines that the individual is not expected to return home based on medical evidence affirming the individual’s need for permanent RHCF placement

Amend Section 3.1 (c), “Capitation Payments,” to read as follows:

c)	The monthly capitation payments and the Supplemental Newborn Capitation Payment and the Supplemental Maternity Capitation Payment to the Contractor shall constitute full and complete payments to the Contractor for all services that the Contractor provides pursuant to this Agreement subject to stop-loss provisions set forth in Section 3.11, 3.12, and 3.13 of this Agreement.

January 1, 2005 Amendment

1

Add a new Section 3.13, “Residential Health Care Facility Stop-Loss,” to read as follows:

3.13	Residential Health Care Facility Stop-Loss

The Contractor will be compensated for medically necessary and clinically appropriate Medicaid reimbursable inpatient Residential Health Care Facility services as defined in Appendix K in excess of sixty (60) days during a calendar year at the lower of the Contractor’s negotiated rates or Medicaid rate of payment.

Add a new Section 3.14, “Stop-Loss Procedures and Documentation,” to read as follows:

3.14	Stop-Loss Procedures and Documentation

The Contractor must follow procedures and documentation requirements in accordance with the New York State Department of Health stop-loss policy and procedure manual. Payments made for stop-loss claims that do not conform to SDOH requirements are subject to recoupment.

Renumber Sections 3.13, “Enrollment Limitations,” and 3,14, “Tracking Visits Provided by Indian Health Clinics,” as Sections 3.15, and 3.16 respectively.

Amend Section 18.2, “SDOH Instructions for Report Submissions” to read as follows:

SDOH, with prior notice to the LDSS, will provide Contractor with instructions for submitting the reports required by Section 18.5 (a) through (m), including time frames, and requisite formats. The instructions, time frames and formats may be modified by SDOH with prior notice to the LDSS, and thereafter upon sixty (60) days written notice to the Contractor. The LDSS, with prior notice to SDOH, shall provide the Contractor with instructions for submitting the reports required by Section 18.5(n), including time frames and requisite formats.

Amend Section 18.4, “Notification of Changes in Report Due Dates, Requirements or Formats” to read as follows:

SDOH or LDSS may extend due dates, or modify report requirements or formats upon a written request by the Contractor to the SDOH or LDSS with a copy of the request to the other agency, where the Contractor has demonstrated a good and compelling reason for the extension or modification. The determination to grant a modification or extension of time shall be made by SDOH with regard to annual and quarterly statements, complaint reports, audits, encounter data, change of ownership, clinical studies, QARR, and provider network reports. The determination to grant a modification or extension of time shall be made by the LDSS with respect to reports required by Sections 18.5 (m) and (n) of the Agreement.

January 1, 2005 Amendment

2

Amend “Reporting Requirements,” Section 18.5 (c), “Other Financial Reports” to read as follows:

c)	Other Financial Reports:

Contractor shall submit financial reports, including certified annual financial statements, and make available documents relevant to its financial condition to SDOH and the State Insurance Department (SID) in a timely manner as required by State laws and regulations including but not limited to PHL §§ 4403-a, 4404 and 4409, Title 10 NYCRR §§ 98.11, 98.16 and 98.17 and applicable Insurance Law §§ 304, 305, 306, and 310. The LDSS reserves the right to require Contractor to submit such relevant financial reports and documents related to the financial condition of the MCO to the LDSS, as set forth in Section 18.5(n) of this Agreement.

Amend “Reporting Requirements,” Section 18.5 (f), “Complaint Reports” to read as follows:

f)	Complaint Reports:

The Contractor must provide the SDOH on a quarterly basis, and within fifteen (15) business days of the close of the quarter, a summary of all complaints received during the preceding quarter on the Health Provider Network (“HPN”).

The Contractor also agrees to provide on a quarterly basis, via the HPN, the total number of complaints that have been unresolved for more than forty-five (45) days. The Contractor shall maintain records on these and other complaints which shall include all correspondence related to the complaint, and an explanation of disposition. These records shall be readily available for review by the SDOH or LDSS upon request.

Nothing in this Section is intended to limit the right of the SDOH and the LDSS to obtain information immediately from a Contractor pursuant to investigating a particular Enrollee or provider complaint.

The LDSS reserves the right to require the Contractor to submit a hardcopy of complaint reports in Section 18.5(n) of this Agreement.

The attached Appendix K, “Prepaid Benefit Package Definitions of Covered and Non-Covered Services,” is substituted for the period beginning January 1, 2005.

Schedule A of Appendix K, “Prepaid Benefit Package Coverage Status of Optional Covered Services,” as included in the executed Agreement effective October 1, 2004, remains unchanged.

January 1, 2005 Amendment

3

This Amendment is effective January 1, 2005, and the Agreement, including the modifications made by this Amendment, shall remain in effect until September 30, 2005 or until the execution of an extension, renewal or successor agreement as provided for in the Agreement

In Witness Whereof, the parties have duly executed this Amendment to the Agreement on the dates appearing below their respective signatures below.

APPROVED AS TO CONTENT:		ACCEPTED: County of Dutchess

/s/ Robert B. Allers		[Illegible]
Commissioner	By:	County Executive
Dutchess County Social Services

ACCEPTED: WELLCARE OF NEWYORK, INC

/s/ Todd S. Farha
(Signature)

APPROVED AS TO FORM:

[Illegible]		Todd S. Farha
County Attorney		(Print Name in Full)

		Date:	12/27/04

Table of Contents for Model Contract

Recitals

Section 1	Definitions

Section 2	Agreement Term, Amendments, Extensions, and General Contract Administration Provisions
	2.1	Term
	2.2	Amendments and Extensions
	2.3	Approvals
	2.4	Entire Agreement
	2.5	Renegotiation
	2.6	Assignment and Subcontracting
	2.7	Termination
a. LDSS Initiated Termination of Contract
b. Contractor and LDSS Initiated Termination
c. Contractor Initiated Termination
d. Termination Due to Loss of Funding
	2.8	Close-Out Procedures
	2.9	Rights and Remedies
	2.10	Notices
	2.11	Severability

Section 3	Compensation
	3.1	Capitation Payments
	3.2	Modification of Rates During Contract Period
	3.3	Rate Setting Methodology
	3.4	Payment of Capitation
	3.5	Denial of Capitation Payments
	3.6	SDOH Right to Recover Premiums
	3.7	Third Party Health Insurance Determination
	3.8	Payment for Newborns
	3.9	Supplemental Maternity Capitation Payment
	3.10	Contractor Financial Liability
	3.11	Inpatient Hospital Stop-Loss Insurance
	3.12	Mental Health and Chemical Dependence Stop-Loss
	3.13	Residential Health Care Facility Stop-Loss
	3.14	Stop-Loss Procedures and Documentation
	3.15	Enrollment Limitations
	3.16	Tracking Visits Provided by Indian Health Clinics

Section 4	Service Area

Section 5	Eligible, Exempt and Excluded Populations
	5.1	Eligible Populations
	5.2	Exempt Populations
	5.3	Excluded Populations

January 1, 2005

Table of Contents for Model Contract

	5.4	Family Health Plus
	5.5	Family Enrollment

Section 6	Enrollment
	6.1	Enrollment Guidelines
	6.2	Equality of Access to Enrollment
	6.3	Enrollment Decisions
	6.4	Auto Assignment
	6.5	Prohibition Against Conditions on Enrollment
	6.6	Family Enrollment
	6.7	Newborn Enrollment
	6.8	Effective Date of Enrollment
	6.9	Roster
	6.10	Automatic Re-Enrollment

Section 7	Lock-In Provisions
	7.1	Lock-In Provisions in Voluntary Counties
	7.2	Lock-In Provisions in Mandatory Counties and New York City
	7.3	Disenrollment During Lock-In Period
	7.4	Notification Regarding Lock-In and End of Lock-In Period

Section 8	Disenrollment
	8.1	Disenrollment Guidelines
	8.2	Disenrollment Prohibitions
	8.3	Reasons for Voluntary Disenrollment
	8.4	Processing of Disenrollment Requests
a. Routine Disenrollment
b. Expedited Disenrollment
c. Retroactive Disenrollment
	8.5	Contractor Notification of Disenrollments
	8.6	Contractor’s Liability
	8.7	Enrollee Initiated Disenrollment
a. Disenrollment for Good Cause
	8.8	Contractor Initiated Disenrollment
	8.9	LDSS Initiated Disenrollment

Section 9	Guaranteed Eligibility

Section 10	Benefit Package, Covered and Non-Covered Services
	10.1	Contractor Responsibilities
	10.2	Compliance with State Medicaid Plan and Applicable Laws
	10.3	Definitions
	10.4	Provision of Services Through Participating and Non-Participating Providers
	10.5	Child Teen Health Program / Adolescent Preventive Services
	10.6	Foster Care Children

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Table of Contents for Model Contract

	10.7	Child Protective Services
	10.8	Welfare Reform
	10.9	Adult Protective Services
	10.10	Court-Ordered Services
	10.11	Family Planning and Reproductive Health Services
	10.12	Prenatal Care
	10.13	Direct Access
	10.14	Emergency Services
	10.15	Medicaid Utilization Thresholds (MUTS)
	10.16	Services for Which Enrollees Can Self-Refer
a. Mental Health and Chemical Dependence Services
b. Vision Services
c. Diagnosis and Treatment of Tuberculosis
d. Family Planning and Reproductive Health Services
e. Article 28 Clinics Operated by Academic Dental Centers
	10.17	Second Opinions for Medical or Surgical Care
	10.18	Coordination with Local Public Health Agencies
	10.19	Public Health Services
a. Tuberculosis Screening, Diagnosis and Treatment; Directly Observed Therapy (TB/DOT)
b. Immunizations
c. Prevention and Treatment of Sexually Transmitted Diseases
d. Lead Poisoning
	10.20	Adults with Chronic Illnesses and Physical or Developmental Disabilities
	10.21	Children with Special Health Care Needs
	10.22	Persons Requiring Ongoing Mental Health Services
	10.23	Member Needs Relating to HIV
	10.24	Persons Requiring Chemical Dependence Services
	10.25	Native Americans
	10.26	Women, Infants, and Children (WIC)
	10.27	Urgently Needed Services
	10.28	Dental Services Provided by Article 28 Clinics Operated by Academic
Dental Centers Not Participating in Contractor’s Network
	10.29	Coordination of Services
	10.30	Prospective Benefit Package Change for Retroactive SSI Determinations

Section 11	Marketing
	11.1	Marketing Plan
	11.2	Marketing Activities
	11.3	Prior Approval of Marketing Materials, Procedures, Subcontracts
	11.4	Marketing Infractions
	11.5	LDSS Option to Adopt Additional Marketing Guidelines

Section 12	Member Services
	12.1	General Functions
	12.2	Translation and Oral Interpretation

January 1, 2005

Table of Contents for Model Contract

	12.3	Communicating with the Visually, Hearing and Cognitively Impaired

Section 13	Enrollee Notification
	13.1	Provider Directories/Office Hours for Participating Providers
	13.2	Member ID Cards
	13.3	Member Handbooks
	13.4	Notification of Effective Date of Enrollment
	13.5	Notification of Enrollee Rights
	13.6	Enrollee’s Rights to Advance Directives
	13.7	Approval of Written Notices
	13.8	Contractor’s Duty to Report Lack of Contact
	13.9	Contractor Responsibility to Notify Enrollee of Expected Effective Date of Enrollment
	13.10	LDSS Notification of Enrollee’s Change in Address
	13.11	Contractor Responsibility to Notify Enrollee of Effective Date of Benefit Package Change
	13.12	Contractor Responsibility to Notify Enrollee of Termination, Service Area Changes and Network Changes

Section 14	Complaint and Appeal Procedure
	14.1	Contractor’s Program to Address Complaints
	14.2	Notification of Complaint and Appeal Program
	14.3	Guidelines for Complaint and Appeal Program
	14.4	Complaint Investigation Determinations

Section 15	Access Requirements
	15.1	Appointment Availability Standards
	15.2	Twenty-Four (24) Hour Access
	15.3	Appointment Waiting Times
	15.4	Travel Time Standards
a. Primary Care
b. Other Providers
	15.5	Service Continuation
a. New Enrollees
b. Enrollees Whose Health Care Provider Leaves Network
	15.6	Standing Referrals
	15.7	Specialist as a Coordinator of Primary Care
	15.8	Specialty Care Centers

Section 16	Quality Assurance
	16.1	Internal Quality Assurance Program
	16.2	Standards of Care

Section 17	Monitoring and Evaluation
	17.1	Right To Monitor Contractor Performance
	17.2	Cooperation During Monitoring And Evaluation

January 1, 2005

Table of Contents for Model Contract

	17.3	Cooperation During On-Site Reviews
	17.4	Cooperation During Review of Services by External Review Agency

Section 18	Contractor Reporting Requirements
	18.1	Time Frames for Report Submissions
	18.2	SDOH Instructions for Report Submissions
	18.3	Liquidated Damages
	18.4	Notification of Changes in Report Due Dates, Requirements or Formats
	18.5	Reporting Requirements
a. Annual Financial Statements
b. Quarterly Financial Statements
c. Other Financial Reports
d. Encounter Data
e. Quality of Care Performance Measures
f. Complaint Reports
g. Fraud and Abuse Reporting Requirements
h. Participating Provider Network Reports
i. Appointment Availability/Twenty-Four Hour (24) Access and Availability Surveys
j. Clinical Studies
k. Independent Audits
l. New Enrollee Health Screening Completion Report
m. Additional Reports
n. LDSS Specific Reports
	18.6	Ownership and Related Information Disclosure
	18.7	Revision of Certificate of Authority
	18.8	Public Access to Reports
	18.9	Professional Discipline
	18.10	Certification Regarding Individuals Who Have Been Debarred or
Suspended by Federal or State Government
	18.11	Conflict of Interest Disclosure
	18.12	Physician Incentive Plan Reporting

Section 19	Records Maintenance and Audit Rights
	19.1	Maintenance of Contractor Performance Records
	19.2	Maintenance of Financial Records and Statistical Data
	19.3	Access to Contractor Records
	19.4	Retention Periods

Section 20	Confidentiality
	20.1	Confidentiality of Identifying Information about Medicaid Recipients and
Applicants
	20.2	Medical Records of Foster Children
	20.3	Confidentiality of Medical Records
	20.4	Length of Confidentiality Requirements

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Table of Contents for Model Contract

Section 21	Participating Providers
	21.1	Network Requirements
a. Sufficient Number
b. Absence of Appropriate Network Provider
c. Suspension of Enrollee Assignments to Providers
d. Notice of Provider Termination
	21.2	Credentialing
a. Licensure
b. Minimum Standards
c. Credentialing/Recredentialing Process
d. Application Procedure
	21.3	SDOH Exclusion or Termination of Providers
	21.4	Evaluation Information
	21.5	Payment In Full
	21.6	Choice/Assignment of PCPs
	21.7	PCP Changes
	21.8	Provider Status Changes
	21.9	PCP Responsibilities
	21.10	Member to Provider Ratios
	21.11	Minimum Office Hours
a. General Requirements
b. Medical Residents
	21.12	Primary Care Practitioners
a. General Limitations
b. Specialists and Sub-specialists as PCPs
c. OB/GYN Providers as PCPs
d. Certified Nurse Practitioners as PCPs
e. Registered Physician’s Assistants as Physician Extenders
	21.13	PCP Teams
a. General Requirements
b. Medical Residents
	21.14	Hospitals
a. Tertiary Services
b. Emergency Services
	21.15	Dental Networks
	21.16	Presumptive Eligibility Providers
	21.17	Mental Health and Chemical Dependence Services Providers
	21.18	Laboratory Procedures
	21.19	Federally Qualified Health Centers (FQHCs)
	21.20	Provider Services Function

Section 22	Subcontracts and Provider Agreements
	22.1	Written Subcontracts
	22.2	Permissible Subcontracts
	22.3	Provision of Services Through Provider Agreements
	22.4	Approvals

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Table of Contents for Model Contract

	22.5	Required Components
	22.6	Timely Payment
	22.7	Restrictions on Disclosure
	22.8	Transfer of Liability
	22.9	Termination of Health Care Professional Agreements
	22.10	Health Care Professional Hearings
	22.11	Non-Renewal of Provider Agreements
	22.12	Physician Incentive Plan

Section 23	Fraud and Abuse Prevention Plan

Section 24	Americans With Disabilities Act Compliance Plan

Section 25	Fair Hearings
	25.1	Enrollee Access to Fair Hearing Process
	25.2	Enrollee Rights to a Fair Hearing
	25.3	Contractor Notice to Enrollees
	25.4	Aid Continuing
	25.5	Responsibilities of SDOH
	25.6	Contractor’s Obligations

Section 26	External Appeal
	26.1	Basis for External Appeal
	26.2	Eligibility For External Appeal
	26.3	External Appeal Determination
	26.4	Compliance With External Appeal Laws and Regulations

Section 27	Intermediate Sanctions

Section 28	Environmental Compliance

Section 29	Energy Conservation

Section 30	Independent Capacity of Contractor

Section 31	No Third Party Beneficiaries

Section 32	Indemnification
	32.1	Indemnification by Contractor
	32.2	Indemnification by LDSS

Section 33	Prohibition on Use of Federal Funds for Lobbying
	33.1	Prohibition of Use of Federal Funds for Lobbying
	33.2	Disclosure Form to Report Lobbying
	33.3	Requirements of Subcontractors

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Table of Contents for Model Contract

Section 34	Non-Discrimination
	34.1	Equal Access to Benefit Package
	34.2	Non-Discrimination
	34.3	Equal Employment Opportunity
	34.4	Native Americans Access to Services From Tribal or Urban Indian Health Facility

Section 35	Compliance with Applicable Laws
	35.1	Contractor and LDSS Compliance With Applicable Laws
	35.2	Nullification of Illegal, Unenforceable, Ineffective or Void Contract Provisions
	35.3	Certificate of Authority Requirements
	35.4	Notification of Changes In Certificate of Incorporation
	35.5	Contractor’s Financial Solvency Requirements
	35.6	Compliance With Care For Maternity Patients
	35.7	Informed Consent Procedures for Hysterectomy and Sterilization
	35.8	Non-Liability of Enrollees For Contractor’s Debts
	35.9	LDSS Compliance With Conflict of Interest Laws
	35.10	Compliance With PHL Regarding External Appeals

Section 36	New York State Standard Contract Clauses

Section 37	Insurance Requirements

Signature Page

January 1, 2005

Table of Contents for Model Contract

APPENDICES

A.	New York State Standard Clauses and Local Standard Clauses, if applicable

B.	Certification Regarding Lobbying

C.	New York State Department of Health Guidelines for the Provision of Family Planning and Reproductive Health Services

D.	New York State Department of Health Marketing Guidelines

E.	New York State Department of Health Member Handbook Guidelines

F.	New York State Department of Health Medicaid Managed Care Complaint and Appeals Requirements

G.	New York State Department of Health Guidelines for the Provision of Emergency Care and Services

H.	New York State Department of Health Guidelines for the Processing of Enrollments and Disenrollments

I.	New York State Department of Health Guidelines for Use of Medical Residents

J.	New York State Department of Health Guidelines of Federal Americans with Disabilities Act

K.	Prepaid Benefit Package Definitions of Covered and Non-Covered Services

L.	Approved Capitation Payment Rates

M.	Service Area

N.	Contractor-County Specific Agreements

January 1, 2005

APPENDIX K

PREPAID BENEFIT PACKAGE

DEFINITIONS OF COVERED AND

NON-COVERED SERVICES

APPENDIX K

January 1, 2005

APPENDIX K

PREPAID BENEFIT PACKAGE

DEFINITIONS OF COVERED AND NON-COVERED SERVICES

The categories of services in the Medicaid Managed Care Benefit Package, when listed as covered services shall be provided by the Contractor to Enrollees when medically necessary under the terms of this Agreement. The definitions of covered and non-covered services therein are in summary form; the full description and scope of each Medicaid covered service as established by the New York Medical Assistance Program are set forth in the applicable MMIS Provider Manual.

All care provided by the Contractor, pursuant to this Agreement, must be provided, arranged, or authorized by the Contractor or its Participating Providers with the exception of most behavioral health services to SSI or SSI related beneficiaries (see Benefit Package K-2), and emergency services, emergency transportation, family planning, mental health and chemical dependence assessments (one (1) of each per year), court ordered services, and services provided by Local Public Health Agencies as described in Section 10 of this Agreement.

This Appendix contains the following two (2) charts:

K-l	A summary of services provided by the Contractor to all Non-SSI Enrollees.
K-2	A summary of services provided by the Contractor to all SSI Enrollees.

Also included:

I.	Prepaid Benefit Package Definitions of Covered Services

A)	Medical Services

1.	Inpatient Hospital Services

la.	Inpatient Stay Pending Alternate Level of Medical Care

2.	Professional Ambulatory Services

3.	Physician Services

4.	Home Health Services

5.	Private Duty Nursing Services

6.	Emergency Room Services

7.	Services of Other Practitioners

8.	Eye Care and Low Vision Services

9.	Laboratory Services

10.	Radiology Services

11.	Early Periodic Screening Diagnosis and Treatment (EPSDT) Services Through the Child Teen Health Program (C/THP) and Adolescent Preventive Services

12.	Durable Medical Equipment (DME)

13.	Audiology, Hearing Aid Services and Products

14.	Preventive Care

15.	Prosthetic/Orthotic Orthopedic Footwear

16.	Renal Dialysis

APPENDIX K

January 1, 2005

17.	Experimental or Investigational Treatment

18.	Residential Health Care Facility (RHCF) Services

B)	Behavioral Health Services

1.	Chemical Dependence Services

a)	Detoxification Services

i)	Medically Managed Inpatient Detoxification

ii)	Medically Supervised Withdrawal

b)	Chemical Dependence Inpatient Rehabilitation and Treatment Services

c)	Chemical Dependence Assessment Self-Referral

2.	Mental Health Services

a)	Inpatient Services

b)	Outpatient Services

C)	Other Covered Services

1.	Federally Qualified Health Center (FQHC) Services

II.	Optional Covered Services (at discretion of LDSS and/or Contractor) [See Schedule A of Appendix K for Coverage Status]

A)	Family Planning and Reproductive Health Care

B)	Dental Services

C)	Transportation Services

1.	Non-Emergency Transportation

2.	Emergency Transportation

III.	Definitions of Non-Covered Services

A)	Medical Non-Covered Services

1.	Personal Care Agency Services

2.	Residential Health Care Facilities (RHCF)

3.	Hospice Program

4.	Prescription and Non-Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula

B)	Non-Covered Behavioral Health Services

1.	Chemical Dependence Services

a)	Outpatient Rehabilitation and Treatment Services

i)	Methadone Maintenance Treatment Program (MMTP)

ii)	Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs

iii)	Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs

iv)	Outpatient Chemical Dependence for Youth Programs

b)	Chemical Dependence Services Ordered by the LDSS

2.	Mental Health Services

a)	Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

APPENDIX K

January 1, 2005

b)	Day Treatment

c)	Continuing Day Treatment

d)	Day Treatment Programs Serving Children

e)	Home and Community Based Services Waiver for Seriously Emotionally Disturbed Children

f)	Case Management

g)	Partial Hospitalization

h)	Services Provided through OMH Designated Clinics for Children With a Diagnosis of Serious Emotional Disturbance (SED)

i)	Assertive Community Treatment (ACT)

j)	Personalized Recovery Oriented Services (PROS)

3.	Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs

a)	OMH Licensed CRs

b)	Family-Based Treatment

4.	Office of Mental Retardation and Developmental Disabilities (OMRDD) Services

a)	Long Term Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

b)	Day Treatment

c)	Medicaid Service Coordination (MSC)

d)	Home and Community Based Services Waivers (HCBS)

e)	Services Provided Through the Care at Home Program (OMRDD)

C)	Other Non-Covered Services

1.	The Early Intervention Program (EIP) - Children Birth to Two (2) Years of Age

2.	Preschool Supportive Health Services - Children Three (3) Through Four (4) Years of Age

3.	School Supportive Health Services - Children Five (5) Through Twenty-One (21) Years of Age

4.	Comprehensive Medicaid Case Management (CMCM)

5.	Directly Observed Therapy for Tuberculosis Disease

6.	AIDS Adult Day Health Care

7.	HIV COBRA Case Management

8.	Fertility Services

9.	Adult Day Health Care

10.	Personal Emergency Response Systems (PERS)

11.	School-Based Health Centers

IV.	Schedule A of Appendix K, Prepaid Benefit Package, Coverage Status of Optional Covered Services

APPENDIX K

January 1, 2005

APPENDIX K-l

MANAGED CARE PLAN PREPAID BENEFIT PACKAGE

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Inpatient Hospital Services	Up to 365 medically necessary days per year (366 for leap year) in accordance with the stop-loss provisions of Section 3.10 of this Agreement. Includes inpatient detoxification services provided in Article 28 hospitals for all Enrollees. Inpatient dental services are covered. (See dental definition)

Inpatient Stay Pending Alternate Level of Medical Care	Continued care in a hospital pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part 85.

Professional Ambulatory Services	Provided through ambulatory care facilities including hospital outpatient departments, D&T centers, and emergency rooms. Services include medical, surgical, preventive, primary, rehabilitative, specialty care, mental health, family planning, C/THP services and ambulatory dental surgery. Covered as needed based on medical necessity.

Preventive Health Services	Care or service to avert disease/illness and/or its consequences. Preventive care includes primary care, secondary care and tertiary care. Coverage includes general health education classes, smoking cessation classes, childbirth education classes, parenting classes and nutrition counseling (with targeted outreach to persons with diabetes and pregnant women). HIV counseling and testing is a covered service for all Enrollees.

Laboratory Services	Covered when medically necessary as ordered by a qualified medical professional, and when listed in the Medicaid fee schedule. Coverage excludes HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests.	HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests with a Provider’s order.

Radiology Services	Covered when medically necessary as ordered by a qualified medical professional, and when ordered and provided by a qualified medical professional/practitioner.

EPSDT Services/Child Teen Health Program (C/THP)	EPSDT is a package of early and periodic screening, including inter-periodic screens and, diagnostic and treatment services that are offered to all Medicaid eligible children under twenty-one (21) years of age known in New York State as the Child Teen Health Program (C/THP).	Services not included in the managed care Benefit Package ordered by the child’s physician based on the results of a screening.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Home Health Services	Home health care services include medically necessary nursing, home health aide services, equipment and appliances, physical therapy, speech/language pathology, occupational therapy, social work services or nutritional services provided by a home health care agency pursuant to an established care plan. Personal care tasks performed by a home health aide in connection with a home health care agency visit, and pursuant to an established care plan, are covered.	Services rendered by a personal care agency which are approved by the Local Social Services District when ordered by the Enrollee’s Primary Care Provider (PCP). The district will determine the applicant’s need for personal care agency services and coordinate a plan of care with the personal care agency.

Private Duty Nursing Services	Covered service when medically necessary in accordance with the ordering physician, registered physician assistant or certified nurse practitioner’s written treatment plan.

Emergency Room Services	Covered for emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions;(c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person. Emergency services include health care procedures, treatments or services, including psychiatric stabilization and medical detoxification from drugs or alcohol that are provided for an emergency medical condition. A medical assessment (triage) is covered for non-emergent conditions.

Foot Care Services	Foot care when the Enrollee’s (any age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

Eye Care and Low Vision Services

Eye care includes the services of an ophthalmologist, optometrist and an ophthalmic dispenser and coverage for contact lenses, polycarbonate lenses, artificial eyes and replacement of lost or destroyed glasses (including repairs) when medically necessary.

Artificial eyes are covered as ordered by a Contractor’s Participating Provider.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Durable Medical Equipment (DME)	DME are devices and equipment other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances. Covered when medically necessary as ordered by a Contractor’s Participating Provider and procured from a Participating Provider. Coverage excludes disposable medical/surgical supplies and enteral formula	Excluded services, such as disposable medical/surgical supplies and enteral formula with a Provider’s order.

Hearing Aids Services	Provided when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid products include hearing aids, earmolds, special fittings, and replacement parts. Coverage excludes hearing aid batteries.	Excluded services, such as hearing aid batteries with a Provider’s order.

Family Planning and Reproductive Health Services See Schedule A of Appendix K for Coverage Status	Family planning means the offering, arranging, and furnishing of those health services which enable individuals, including minors, who may be sexually active, to prevent or reduce the incidence of unintended pregnancies and includes the screening, diagnosis and treatment, as medically necessary, for sexually transmissible diseases, sterilization services and screening for pregnancy. Reproductive health services also includes all medically necessary abortions.	Enrollees may always obtain family planning and HIV testing and counseling services, when part of a family planning visit, outside of the plan’s network from any Provider that accepts Medicaid.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Transportation Services Non-Emergency Transportation See Schedule A of Appendix K for Coverage Status

Non-Emergency Transportation:

Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under this Benefit Package (or by fee-for-service Medicaid for carved-out services). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS’ approved transportation plan.

Transportation services means transportation by ambulance, ambulette or invalid coach, taxicab, livery, public transportation, or other means appropriate to the Enrollee’s medical condition; and a transportation attendant to accompany the Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee’s family.

For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.

For Contractors that do not cover transportation services, these services are paid for fee-for-service. Non-emergent transportation requests should be referred to the LDSS.

For Contractors that cover non-emergency transportation in the Benefit Package, transportation costs to MMTP services may be reimbursed by Medicaid fee-for-service in accordance with the LDSS transportation polices in local districts where there is a systematic method to discretely identify and reimburse such transportation costs.

Emergency Transportation See Schedule A of Appendix K for Coverage Status

Emergency Transportation

Emergency transportation can only be provided by an ambulance service. Emergency transportation is covered for Enrollees suffering from severe, life-threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

Dental Services See Schedule A of Appendix K for Coverage Status

Optional Benefit Package dental services include:

•      Medically necessary preventive, prophylactic and other routine dental care, services and supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.

As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.

Routine exams, orthodontic services and appliances, dental office surgery, fillings, prophylaxis, provided to Enrollees of plans not electing to cover dental services.

Orthodontic services are always covered by fee-for-service.

All Contractors must cover the following, even if dental services is not a plan covered benefit:

•      Ambulatory or inpatient surgical services (subject to prior authorization by the Contractor).

Coverage excludes the professional services of the dentist if dental services are not covered by the Contractor’s Benefit Package.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service

Court-Ordered Services	Coverage includes such services ordered by a court of competent jurisdiction if the services are in the Contractor’s Benefit Package.

Prosthetic/Orthotic Services/Orthopedic Footwear	Covered when medically necessary as ordered by the Contractor’s Participating Provider.

Mental Health Services	Covered when medically necessary, in accordance with the stop-loss provisions as described in Section 3.12 of this Agreement. Enrollees must be allowed to self-refer for one (1) mental health assessment from a Contractor’s Participating Provider in a twelve (12) month period. In the case of children, such self-referrals may originate at the request of a school guidance counselor or similar source.	All services in excess of twenty (20) outpatient visits and thirty (30) inpatient days in accordance with the stop-loss provisions in Section 3.12 of this Agreement. Contractor continues to reimburse mental health service providers and coordinate care. The Contractor is reimbursed for payment through the stop-loss provisions.

Detoxification Services	Covered when medically necessary on either an inpatient or outpatient basis. Such services are referred to as “Medically Managed Detoxification Services” when provided in facilities licensed under Title 14 NYCRR Part 816.6 or Article 28 of the Public Health Law; and “Medically Supervised Inpatient and Outpatient Withdrawal Services” when provided in facilities licensed under Title 14 NYCRR Part 816.7.	Medically Supervised Inpatient and Outpatient Withdrawal Services, when ordered by the LDSS under Welfare Reform (as indicated by “code 83”).

Chemical Dependence Inpatient Rehabilitation and Treatment Services	Covered when medically necessary in accordance with the stop-loss provisions described in Section 3.12 of this Agreement.	Chemical Dependence Inpatient Rehabilitation and Treatment Services when ordered by the LDSS under Welfare Reform (as indicated by “code 83”)

Chemical Dependence Assessment Self-Referral	Enrollees must be allowed to self refer for one (1) assessment from a Contractor’s participating provider in a twelve (12) month period.

Experimental and/or Investigational Treatment	Covered on a case by case basis in accordance with the provisions of Section 4910 of the New York State P.H.L.

Renal Dialysis	Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.

Residential Health Care Facility (RHCF) Services	Residential Health Care Facility Services means inpatient nursing home services provided by facilities licensed under New York State Public Health Law, including AIDS nursing facilities. Covered services include the following health care services: medical supervision, 24-hour per day nursing care, assistance with the activities of daily living, physical therapy, occupational therapy, and speech/language pathology services and other services as specified in the New York State Public Health Law and Regulations for residential health care facilities and AIDS nursing facilities. RHCF Services are subject to the stop-loss provisions specified in Section 3.13 of this Agreement.

APPENDIX K

January 1, 2005

K-2

MANAGED CARE PLAN PREPAID HEALTH ONLY BENEFIT PACKAGE

For SSI and SSI Related Recipients

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service

Inpatient Hospital Services	Up to 365 medically necessary days per year (366 for leap year) in accordance with the stop-loss provisions of Section 3.10 of this Agreement. Includes inpatient detoxification services provided in Article 28 hospitals for all Enrollees. Inpatient dental services are covered.

Inpatient Stay Pending Alternate Level of Medical Care	Continued care in a hospital pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part 85.

Professional Ambulatory Services	Provided through ambulatory care facilities including hospital outpatient departments, D&T centers, and emergency rooms. Services include medical, surgical, preventive, primary, rehabilitative, specialty care, family planning, C/THP services and ambulatory dental surgery. Covered as needed based on medical necessity.	Mental Health and Chemical Dependence services.

EPSDT Services/ Child Teen Health Program (C/THP)	EPSDT is a package of early and periodic screening, including inter-periodic screens and diagnostic and treatment services that are offered to all Medicaid eligible children under twenty-one (21) years of age, known in New York State as the Child Teen Health Plan (C/THP).	Services not included in the managed care Benefit Package ordered by the child’s physician based on the results of a screening.

Preventive Health Services	Care and services to avert disease/illness and/or its consequences. Preventive care includes primary care, secondary care and tertiary care. Coverage includes general health education classes, smoking cessation classes, childbirth education classes, parenting classes and nutrition counseling (with targeted outreach to persons with diabetes and pregnant women). HIV counseling and testing is a covered service for all Enrollees.

Home Health Services	Home health care services include medically necessary nursing, home health aide services, equipment and appliances, physical therapy, speech/language pathology, occupational therapy, social work services or nutritional services provided by a home health care agency pursuant to an established care plan. Personal care tasks performed by a home health aide in connection with a home health care agency visit, and pursuant to an established care plan, are covered.	Services rendered by a personal care agency which are approved by the Local Social Services District when ordered by the Enrollee’s Primary Care Provider (PCP). The district will determine the applicant’s need for personal care agency services and coordinate with the personal care agency a plan of care.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service

Private Duty Nursing Services	Covered service when medically necessary in accordance with the ordering physician, registered physician assistant or certified nurse practitioner’s written treatment plan.

Emergency Room Services	Covered for emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions; (c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person. Emergency services include health care procedures, treatments or services, including psychiatric stabilization and medical detoxification from drugs or alcohol that are provided for an emergency medical condition. A medical assessment (triage) is covered for non-emergent conditions.

Foot Care Services	Foot care when the Enrollee’s (of any age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

Eye Care and Low Vision Services

Eye care includes the services of an ophthalmologist, optometrist and an ophthalmic dispenser and coverage for contact lenses, polycarbonate lenses, artificial eyes and replacement of lost or destroyed glasses (including repairs) when medically necessary.

Artificial eyes are covered as ordered by the Contractor’s Participating Provider.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service

Dental Services See Schedule A of Appendix K for Coverage Status

Optional Benefit Package dental services include:

•      Medically necessary preventive, prophylactic and other routine dental care, services and supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.

As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.

All Contractors must cover the following, even if dental services is not a plan covered benefit:

•      Ambulatory or inpatient surgical services (subject to prior authorization by the Contractor).

Coverage excludes the professional services of the dentist if dental services are not covered by the Contractor’s Benefit Package.

Routine exams, orthodontic services and appliances, dental office surgery, fillings, prophylaxis, provided to Enrollees of MCOs not electing to cover dental services.

Family Planning and Reproductive Health Services See Schedule A of Appendix K for Coverage Status	Family planning means the offering, arranging, and furnishing of those health services which enable individuals, including minors, who may be sexually active, to prevent or reduce the incidence of unintended pregnancies and includes the screening, diagnosis and treatment, as medically necessary, for sexually transmissible diseases, sterilization services and screening for pregnancy. Reproductive health services also includes all medically necessary abortions.	Enrollees may always obtain family planning and HIV testing and counseling services, when part of a family planning visit, outside of the Contractor’s network from any Provider that accepts Medicaid.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Transportation Services	Non-Emergency Transportation:

Non-Emergency Transportation: See Schedule A of Appendix K for Coverage Status

Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under this Benefit Package (or by fee-for-service Medicaid for carved-out services). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS’ approved transportation plan.

Transportation services means transportation by ambulance, ambulette or invalid coach, taxicab, livery, public transportation, or other means appropriate to the Enrollee’s medical condition; and a transportation attendant to accompany the Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee’s family.

For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.

For Contractors that do not cover transportation services, these services are paid for fee-for-service. Non-emergent transportation requests should be referred to the LDSS.

For Contractors that cover non-emergency transportation in the Benefit Package, transportation costs to MMTP services may be reimbursed by Medicaid fee-for-service in accordance with the LDSS transportation polices in local districts where there is a systematic method to discretely identify and reimburse such transportation costs.

Emergency Transportation: See Schedule A of Appendix K for Coverage Status

Emergency Transportation

Emergency transportation can only be provided by an ambulance service. Emergency transportation is covered for Enrollees suffering from severe, life-threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

Laboratory Services	Covered when medically necessary as ordered by a medical professional, and when listed in the Medicaid fee schedule. Coverage excludes HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests.	HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests with a Provider’s order.

Radiology Services	Covered when medically necessary as ordered by a medical professional, and when ordered and provided by a qualified medical professional/practitioner.

Durable Medical Equipment (DME)	DME are devices and equipment other than medical/surgical supplies enteral formula, and prosthetic or orthotic appliances. Covered when medically necessary as ordered by the Contractor’s Participating Provider and procured from a Participating Provider. Coverage excludes disposable medical/surgical supplies and enteral formula.	Excluded services, such as disposable medical/surgical supplies and enteral formula with a Provider’s order.

APPENDIX K

January 1, 2005

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Hearing Aid Services	Provided when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid products include hearing aids, earmolds, special fittings, and replacement parts. Coverage excludes hearing aid batteries.	Excluded services, such as hearing aid batteries with a Provider’s order.

Court-Ordered Services	Coverage includes such services ordered by a court of competent jurisdiction if the services are in the Contractor’s Benefit Package.

Prosthetic/Orthotic Services/ Orthotic Footwear	Covered when medically necessary as ordered by a managed care plan qualified medical professional.

Renal Dialysis	Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.

Experimental and/or Investigational Treatment	Covered on a case by case basis in accordance with the provisions of Section 4910 of the New York State P.H.L.

Detoxification Services	Covered when medically necessary on either an inpatient or outpatient basis. Such services are referred to as “Medically Managed Detoxification Services” when provided in facilities licensed under Title 14 NYCRR Part 816.6 or Article 28 of the Public Health Law; and “Medically Supervised Inpatient and Outpatient Withdrawal Services” when provided in facilities licensed under Title 14 NYCRR Part 816.7.

Residential Health Care Facility (RHCF) Services	Residential Health Care Facility Services means inpatient nursing home services provided by facilities licensed under New York State Public Health Law, including AIDS nursing facilities. Covered services include the following health care services: medical supervision, 24-hour per day nursing care, assistance with the activities of daily living, physical therapy, occupational therapy, and speech/language pathology services and other services as specified in the New York State Public Health Law and Regulations for residential health care facilities and AIDS nursing facilities. RHCF Services are subject to the stop-loss provisions specified in Section 3.13 of this Agreement.

APPENDIX K

January 1, 2005

I.	PREPAID BENEFIT PACKAGE DEFINITIONS OF COVERED SERVICES

A.	Medical Services

1.	Inpatient Hospital Services

Inpatient hospital services, as medically necessary, shall include, except as otherwise specified, the care, treatment, maintenance and nursing services as may be required, on an inpatient hospital basis, up to 365 days per year (366 days in leap year). Among other services, inpatient hospital services encompass a full range of necessary diagnostic and therapeutic care including medical, surgical, nursing, radiological, and rehabilitative services. Services are provided under the direction of a physician, certified nurse practitioner, or dentist.

1a.	Inpatient Stay Pending Alternate Level of Medical Care

Inpatient stay pending alternate level of medical care, or continued care in a hospital pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part 85.

2.	Professional Ambulatory Services

Outpatient hospital services are provided through ambulatory care facilities. Ambulatory care facilities include hospital outpatient departments (OPD), diagnostic and treatment centers (free standing clinics) and emergency rooms. These facilities may provide those necessary medical, surgical, and rehabilitative services and items authorized by their operating certificates. Outpatient services (clinic) also include preventive, primary medical, specialty, mental health, C/THP and family planning services provided by ambulatory care facilities.

Hospital OPDs and D&T centers may perform ordered ambulatory services. The purpose of ordered ambulatory services is to make available to the Participating Provider those services needed to complement the provision of ambulatory care in his/her office. Examples are: diagnostic testing and radiology.

3.	Physician Services

“Physicians’ services,” whether furnished in the office, the Enrollee’s home, a hospital, a skilled nursing facility, or elsewhere, means services furnished by a physician:

(1)	within the scope of practice of medicine or osteopathy as defined in law by the New York State Education Department; and

(2)	by or under the personal supervision of an individual licensed and currently registered by the New York State Education Department to practice medicine or osteopathy.

APPENDIX K

January 1, 2005

Physician services include the full range of preventive care services, primary care medical services and physician specialty services that fall within a physician’s scope of practice under New York State law.

The following are also included without limitations:

•	pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit;

•	physical examinations, including those which are necessary for employment, school, and camp;

•	physical and/or mental health, or chemical dependence examinations of children and their parents as requested by the LDSS to fulfill its statutory responsibilities for the protection of children and adults and for children in foster care;

•	health and mental health assessments for the purpose of making recommendations regarding a Enrollee’s disability status for Federal SSI applications;

•	health assessments for the Infant /Child Assessment Program (ICHAP);

•	annual preventive health visits for adolescents;

•	new admission exams for school children if required by the LDSS;

•	health screening, assessment and treatment of refugees, including completing SDOH/LDSS required forms;

•	Child/Teen Health Program (C/THP) services which are comprehensive primary health care services provided to children under twenty-one (21) years of age (see Section 10 of this Agreement).

4.	Home Health Services

18 NYCRR 505.23(a)(3)

Home health care services are provided to Enrollees in their homes by a home health agency certified under Article 36 of the New York State P.H.L. (Certified Home Health Agency - CHHA). Home health services mean the following services when prescribed by a Provider and provided to a Medicaid managed care Enrollee in his or her home:

•	nursing services provided on a part-time or intermittent basis by a CHHA or, if there is no CHHA that services the county/district, by a registered professional nurse or a licensed practical nurse acting under the direction of the Enrollee’s PCP;

•	physical therapy, occupational therapy, or speech pathology and audiology services; and

•	home health services provided by a person who meets the training requirements of the SDOH, is assigned by a registered professional nurse to provide home health aid services in accordance with the Enrollee’s plan of care, and is supervised by a registered professional nurse from a CHHA or if the Contractor has no CHHA available, a registered nurse, or therapist.

APPENDIX K

January 1, 2005

Personal care tasks performed by a home health aide incidental to a certified home health care agency visit, and pursuant to an established care plan, are covered.

Services include care rendered directly to the Enrollee and instructions to his/her family or caretaker such as teacher or day care provider in the procedures necessary for the Enrollee’s treatment or maintenance.

The Contractor must provide up to two (2) post partum home visits for high risk infants and/or high risk mothers, as well as to women with less than a forty-eight (48) hour hospital stay after a vaginal delivery or less than a ninety-six (96) hour stay after a cesarean delivery. Visits must be made by a qualified health professional (minimum qualifications being an RN with maternal/child health background), the first visit to occur within forty-eight (48) hours of discharge.

5.	Private Duty Nursing Services

Private duty nursing services shall be provided by a person possessing a license and current registration from the NYS Education Department to practice as a registered professional nurse or licensed practical nurse. Private duty nursing services can be provided through an approved certified home health agency, a licensed home care agency, or a private Practitioner. The location of nursing services may be in the Enrollee’s home or in the hospital.

Private duty nursing services are covered only when determined by the attending physician to be medically necessary. Nursing services may be intermittent, part-time or continuous and provided in accordance with the ordering physicians, or certified nurse practitioner’s written treatment plan.

6.	Emergency Room Services

Emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions; (c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person are covered. Emergency services include health care procedures, treatments or services, needed to evaluate or stabilize an Emergency Medical Condition including psychiatric stabilization and medical detoxification from drugs or alcohol. A medical assessment (triage) is covered for non-emergent conditions.

7.	Services of Other Practitioners

a)	Nurse Practitioner Services

Nurse practitioner services include preventive services, the diagnosis of illness and physical conditions, and the performance of therapeutic and corrective measures, within the scope of the certified nurse practitioner’s licensure and collaborative practice agreement with a licensed physician in accordance with the requirements of the NYS Education Department.

APPENDIX K

January 1, 2005

The following services are also included in the certified nurse practitioner’s scope of services, without limitation:

•	Child/Teen Health Program(C/THP) services which are comprehensive primary health care services provided to children under twenty-one (21) (see page 20 of this Appendix and Section 10.5 of this Agreement);

•	Physical examinations including those which are necessary for employment, school and camp.

b.	Rehabilitation Services

18NYCRR 505.11

Rehabilitation services are provided for the maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best functional level. Rehabilitation services include care and services rendered by physical therapists, speech-language pathologists and occupational therapists. Rehabilitation services may be provided in an Article 28 inpatient or outpatient facility, an Enrollee’s home, in an approved home health agency, in the office of a qualified private practicing therapist or speech pathologist, or for a child in a school, pre-school or community setting, or in a Residential Health Care Facility (RHCF) as long as the Enrollee’s stay is classified as a rehabilitative stay and meets the requirements for covered RHCF services as defined herein. Rehabilitation services provided in Residential Health Care Facilities are subject to the stop-loss provisions specified in Section 3.13 of this Agreement. Rehabilitation services are covered as medically necessary, when ordered by the Contractor’s Participating Provider.

c.	Midwifery Services

SSA §1905 (a)(17), Education Law §695 l(i).

Midwifery services include the management of normal pregnancy, childbirth and postpartum care as well as primary preventive reproductive health care to essentially healthy women as specified in a written practice agreement and shall include newborn evaluation, resuscitation and referral for infants. The care may be provided on an inpatient or outpatient basis including in a birthing center or in the Enrollee’s home as appropriate. The midwife must be licensed by the NYS Education Department.

d.	Clinical Psychological Services

18 NYCRR 505.18(a)

Clinical psychological services include psychological evaluation, testing and therapeutic treatment for personality or behavior disorders.

e.	Foot Care Services

Covered services must include routine foot care when any Enrollee’s (regardless of age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

APPENDIX K

January 1, 2005

Services provided by a podiatrist for persons under twenty-one (21) must be covered upon referral of a physician, registered physician’s assistant, certified nurse practitioner or certified midwife.

Routine hygienic care of the feet, the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, is not covered in the absence of a pathological condition.

8.	Eye Care and Low Vision Services

18 NYCRR §505.6(b)(l-3)

Eye care includes the services of ophthalmologists, optometrists and ophthalmic dispensers, and includes eyeglasses, medically necessary contact lenses and polycarbonate lenses, artificial eyes (stock or custom-made), low vision aids and low vision services. Eyecare coverage includes the replacement of lost or destroyed eyeglasses. The replacement of the complete pair of eyeglasses should duplicate the original prescription and frames. Coverage also includes the repair or replacement of parts in situations where the damage is the result of causes other than defective workmanship. Replacement parts should duplicate the original prescription and frames. Repairs to, and replacements of, frames and/or lenses must be rendered as needed.

MCOs that allow upgrades of eyeglass frames or additional features, cannot apply the eyeglass benefit towards the cost and bill the difference to the Enrollee. However, if the Contractor does not include upgraded eyeglasses or additional features such as scratchcoating, progressive lenses, or photogray lenses, the Enrollee may choose to purchase the upgraded frame or feature by paying the entire cost as a private customer.

Examinations for diagnosis and treatment for visual defects and/or eye disease is provided only as necessary and as required by the Enrollee’s particular condition. Examinations which include refraction are limited to every two (2) years unless otherwise justified as medically necessary.

Eyeglasses do not require changing more frequently than every two (2) years unless medically indicated, such as a change in correction greater than  1/2 diopter, or unless the glasses are lost, damaged, or destroyed.

An ophthalmic dispenser fills the prescription of an optometrist or opthalmologist and supplies eyeglasses or other vision aids upon the order of a qualified practitioner.

Enrollees may self-refer to any Participating Provider of vision services (optometrist or opthalmologist) for refractive vision services.

9.	Laboratory Services

18 NYCRR §505.7(a)

Laboratory services include medically necessary tests and procedures ordered by a qualified medical professional and listed in the Medicaid fee schedule for laboratory services, with the exception of HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests, which are not included in the Benefit Package and are covered by Medicaid fee-for-service.

APPENDIX K

January 1, 2005

All laboratory testing sites providing services under this Contract must have a permit issued by the New York State Department of Health and a Clinical Laboratory Improvement Act (CLIA) certificate of waiver, a physician performed microscopy procedures (PPMP) certificate, or a certificate of registration along with a CLIA identification number. Those laboratories with certificates of waiver or a PPMP certificate may perform only those specific tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory tests for which they have been certified. Physicians providing laboratory testing may perform only those specific limited laboratory procedures identified in the Physician’s MMIS Provider Manual.

10.	Radiology Services

18 NYCRR§505.17(c)(7)(d)

Radiology services include medically necessary services provided by qualified practitioners in the provision of diagnostic radiology, diagnostic ultrasound, nuclear medicine, radiation oncology, and magnetic resonance imaging (MRI). These services may only be performed upon the order of a qualified practitioner.

11.	Early Periodic Screening Diagnosis and Treatment (EPSDT) Services Through the Child Teen Health Program (C/THP) and Adolescent Preventive Services

18 NYCRR §508.8

Child/Teen Health Program (C/THP) is a package of early and periodic screening, including inter-periodic screens and, diagnostic and treatment services that New York State offers all Medicaid eligible children under twenty-one (21) years of age. Care and services shall be provided in accordance with the periodicity schedule and guidelines developed by the New York State Department of Health. The care includes necessary health care, diagnostic services, treatment and other measures (described in §1905(a) of the Social Security Act) to correct or ameliorate defects, and physical and mental illnesses and conditions discovered by the screening services (regardless of whether the service is otherwise included in the New York State Medicaid Plan). The package of services includes administrative services designed to assist families obtain services for children that include outreach, education, appointment scheduling, administrative case management and transportation assistance.

12.	Durable Medical Equipment (DME)

18 NYCRR §505.5(a)(l) and Section 4.4 of the MMIS DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual

Durable Medical Equipment (DME) are devices and equipment, other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances, and have the following characteristics:

(i)	can withstand repeated use for a protracted period of time;

(ii)	are primarily and customarily used for medical purposes;

(iii)	are generally not useful to a person in the absence of illness or injury; and

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(iv)	are usually not fitted, designed or fashioned for a particular individual’s use. Where equipment is intended for use by only one (1) person, it may be either custom made or customized.

DME must be ordered by a qualified practitioner and procured from a Participating Provider.

13.	Audiology, Hearing Aid Services and Products

18 NYCRR §505.31 (a)(l)(2) and Section 4.7 of the MMIS Hearing Aid Provider Manual

a)	Hearing aid services and products are provided in compliance with Article 37-A of the General Business Law when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid services include: selecting, fitting and dispensing of hearing aids, hearing aid checks following dispensing of hearing aids, conformity evaluation, and hearing aid repairs.

b)	Audiology services include audiometric examinations and testing, hearing aid evaluations and hearing aid prescriptions or recommendations, as medically indicated.

c)	Hearing aid products include hearing aids, earmolds, special fittings, and replacement parts (hearing aid batteries are excluded from the Benefit Package, but are covered by Medicaid fee-for-service as part of the prescription benefit).

14.	Preventive Care

Preventive care means care and services to avert disease/illness and/or its consequences. There are three (3) levels of preventive care: 1) primary, such as immunizations, aimed at preventing disease; 2) secondary, such as disease screening programs aimed at early detection of disease; and 3) tertiary, such as physical therapy, aimed at restoring function after the disease has occurred. Commonly, the term “preventive care” is used to designate prevention and early detection programs rather than restorative programs.

The following preventive services are also included in the managed care Benefit Package. These preventive services are essential for promoting wellness and preventing illness. MCOs must offer the following:

•	General health education classes.

•	Pneumonia and influenza immunizations for at risk populations.

•	Smoking cessation classes, with targeted outreach for adolescents and pregnant women.

•	Childbirth education classes.

•	Parenting classes covering topics such as bathing, feeding, injury prevention, sleeping, illness prevention, steps to follow in an emergency, growth and development, discipline, signs of illness, etc.

•	Nutrition counseling, with targeted outreach for diabetics and pregnant women.

•	Extended care coordination, as needed, for pregnant women.

•	HIV counseling and testing.

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15.	Prosthetic/Orthotic Orthopedic Footwear

Section 4.5, 4.6 and 4.7 of the MMIS DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual

a. Prosthetics are those appliances or devices ordered for an Enrollee by a Participating Provider which replace or perform the function of any missing part of the body. Artificial eyes are covered as part of the eye care benefit.

b. Orthotics are those appliances or devices, ordered for an Enrollee by a qualified practitioner which are used for the purpose of supporting a weak or deformed body part or to restrict or eliminate motion in a diseased or injured part of the body.

c. Orthopedic Footwear means shoes, shoe modifications, or shoe additions which are used to correct, accommodate or prevent a physical deformity or range of motion malfunction in a diseased or injured part of the ankle or foot; to support a weak or deformed structure of the ankle or foot, or to form an integral part of a brace.

16.	Renal Dialysis

Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.

17.	Experimental or Investigational Treatment

Experimental and investigational treatment is covered on a case by case basis.

Experimental or investigational treatment for life-threatening and/or disabling illnesses may also be considered for coverage under the external appeal process pursuant to the requirements of Section 4910 of New York State P.HX. under the following conditions:

(1)	The Enrollee has had coverage of a health care service denied on the basis that such service is experimental and investigational, and

(2)	The Enrollee’s attending physician has certified that the Enrollee has a life-threatening or disabling condition or disease:

(a)	for which standard health services or procedures have been ineffective or would be medically inappropriate, or

(b)	for which there does not exist a more beneficial standard health service or procedure covered by the health care plan, or

(c)	for which there exists a clinical trial, and

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(3)	The Enrollee’s provider, who must be a licensed, board-certified or board-eligible physician, qualified to practice in the area of practice appropriate to treat the Enrollee’s life-threatening or disabling condition or disease, must have recommended either:

(a)	a health service or procedure that, based on two (2) documents from the available medical and scientific evidence, is likely to be more beneficial to the Enrollee than any covered standard health service or procedure; or

(b)	a clinical trial for which the Enrollee is eligible; and

(4)	The specific health service or procedure recommended by the attending physician would otherwise be covered except for the MCO’s determination that the health service or procedure is experimental or investigational.

18.	Residential Health Care Facility (RHCF) Services

Residential Health Care Facility (RHCF) Services means inpatient nursing home services provided by facilities licensed under Article 28 of the New York State Public Health Law, including AIDS nursing facilities. Covered services includes the following health care services: medical supervision, 24-hour per day nursing care, assistance with the activities of daily living, physical therapy, occupational therapy, and speech/language pathology services and other services as specified in the New York State Health Law and Regulations for residential health care facilities and AIDS nursing facilities. These services should be provided to an Enrollee:

(a)	Who is diagnosed by a physician as having one or more clinically determined illnesses or conditions that cause the Enrollee to be so incapacitated, sick, invalid, infirm, disabled, or convalescent as to require at least medical and nursing care; and

(b)	Whose assessed health care needs, in the professional judgment of the Enrollee’s physician or a medical team:

i)	do not require care or active treatment of the Enrollee in a general or special hospital;

ii)	cannot be met satisfactorily in the Enrollee’s own home or home substitute through provision of such home health services, including medical and other health and health-related services as are available in or near his or her community; and

iii)	cannot be met satisfactorily in the physician’s office, a hospital clinic, or other ambulatory care setting because of the unavailability of medical or other health and health-related services for the Enrollee in such setting in or near his or her community.

The Contractor is also responsible for respite days and bed hold days authorized by the Contractor.

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The Contractor is responsible for all medically necessary and clinically appropriate inpatient Residential Health Care Facility services authorized by the Contractor up to a sixty (60) day calendar year stop-loss for Enrollees who are not in Permanent Placement Status as determined by LDSS.

B.	Behavioral Health Services

These services include Chemical Dependence and Mental Health Services.

•	Chemical Dependence Services:

For all Enrollees not categorized as SSI or SSI related, Chemical Dependence Services in the Benefit Package include inpatient treatment services including inpatient rehabilitation and treatment services programs, Detoxification Services (Medically Managed Inpatient Detoxification and Medically Supervised Inpatient and Outpatient Withdrawal Services) and self-referral for assessment as described below.

For all Enrollees categorized as SSI or SSI related, the Benefit Package includes Detoxification Services (Medically Managed Inpatient Detoxification and Medically Supervised Inpatient and Outpatient Withdrawal Services). All other Chemical Dependence Services, including Chemical Dependence Inpatient Rehabilitation and Treatment, are covered on a Medicaid fee-for-service basis for the SSI population.

•	Mental Health Services:

The Mental Health Services listed below are in the Benefit Package for all Enrollees not categorized as SSI or SSI related. For Enrollees who are categorized as SSI or SSI related, all Mental Health Services are covered on a Medicaid fee-for-service basis.

1.	Chemical Dependence Services

a.	Detoxification Services

i)	Medically Managed Inpatient Detoxification

These programs provide medically directed twenty-four hour care on an inpatient basis to individuals who are at risk of severe alcohol or substance abuse withdrawal, incapacitated, a risk to self or others, or diagnosed with an acute physical or mental co-morbidity. Specific services include, but are not limited to: medical management, bio-psychosocial assessments, stabilization of medical psychiatric / psychological problems, individual and group counseling, level of care determinations and referral and linkages to other services as necessary. Medically Managed Detoxification Services are provided by facilities licensed by OASAS under Title 14 NYCRR Part 816.6 and the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law or by the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law.

ii)	Medically Supervised Withdrawal

(a)	Medically Supervised Inpatient Withdrawal

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These programs offer treatment for moderate withdrawal on an inpatient basis. Services must include medical supervision and direction under the care of a physician in the treatment for moderate withdrawal. Specific services must include, but are not limited to: medical assessment within twenty four hours of admission; medical supervision of intoxication and withdrawal conditions; bio-psychosocial assessments; individual and group counseling and linkages to other services as necessary. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized. Medically Supervised Inpatient Withdrawal services are provided by facilities licensed under Title 14 NYCRR Part 816.7.

(b)	Medically Supervised Outpatient Withdrawal

These programs offer treatment for moderate withdrawal on an outpatient basis. Required services include, but are not limited to: medical supervision of intoxication and withdrawal conditions; bio-psychosocial assessments; individual and group counseling; level of care determinations; discharge planning; and referrals to appropriate services. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized. Medically Supervised Outpatient Withdrawal services are provided by facilities licensed by Title 14 NYCRR Part 816.7.

All detoxification and withdrawal services are a covered benefit for all Enrollees, including those categorized as SSI or SSI related.

Detoxification Services in Article 28 inpatient hospital facilities are subject to the stop-loss provisions specified in Section 3.11 of this Agreement.

b.	Chemical Dependence Inpatient Rehabilitation and Treatment Services

Services provided include intensive management of chemical dependence symptoms and medical management of physical or mental complications from chemical dependence to clients who cannot be effectively served on an outpatient basis and who are not in need of medical detoxification or acute care. These services can be provided in a hospital or freestanding facility. Specific services can include, but are not limited to: comprehensive admission evaluation and treatment planning; individual group, and family counseling; awareness and relapse prevention; education about self-help groups; assessment and referral services; vocational and educational assessment; medical and psychiatric consultation; food and housing; and HIV and AIDS education. These services may be provided by facilities licensed by OASAS to provide: Chemical Dependence Inpatient Rehabilitation and Treatment Services under Title 14 NYCRR Part 818. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized.

MCOs will be reimbursed for qualifying inpatient days of chemical dependence inpatient treatment beyond thirty (30) days according to stop-loss provisions contained in Section 3.12 of this Agreement.

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c.	Chemical Dependence Assessment Self-Referral

Enrollees must be allowed to self refer for one (1) assessment from a Contractor’s participating provider in a twelve (12) month period.

2.	Mental Health Services

Mental Health Services are subject to the stop-loss provisions specified in Section 3.12 of this Agreement.

a.	Inpatient Services

All inpatient mental health services, including voluntary or involuntary admissions for mental health services. The Contractor may provide the covered benefit for medically necessary mental health inpatient services through hospitals licensed pursuant to Article 28 of the New York State P.H.L.

b.	Outpatient Services

Outpatient services including but not limited to: assessment, stabilization, treatment planning, discharge planning, verbal therapies, education, symptom management, case management services, crisis intervention and outreach services, chlozapine monitoring and collateral services as certified by OMH. Services may be provided in-home, office or the community. Services may be provided by licensed OMH providers or by other providers of mental health services including clinical psychologists and physicians. For further information regarding service coverage consult the following MMIS Provider Manuals: Clinic, Ambulatory Services for Mental Illness (Clinic Treatment Program), Clinical Psychology, and Physician (Psychiatric Services).

Enrollees must be allowed to self-refer for one (1) mental health assessment from a Contractor’s Participating Provider in a twelve (12) month period. In the case of children, such self-referrals may originate at the request of a school guidance counselor or similar source.

Services provided through OMH designated clinics for Enrollees with a clinical diagnosis of SED are covered by Medicaid fee-for-service.

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C.	Other Covered Services

1.	Federally Qualified Health Center (FQHC) Services

FQHC services include physician services, services and supplies covered under SSA §1861(s)(2)(A). Services include primary health, referral for supplemental health services, health education, patient case management, including outreach, counseling, referral and follow-up services (see 42 USC §254c(a) & (b)).

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Prepaid Benefit Package

II. Optional Covered Services (at Discretion of LDSS and/or Contractor)

A.	Family Planning and Reproductive Health Care

Family Planning and Reproductive Health Care services means the offering, arranging and furnishing of those health services which enable Enrollees, including minors, who may be sexually active to prevent or reduce the incidence of unwanted pregnancy. These include: diagnosis and all medically necessary treatment, sterilization, screening and treatment for sexually transmissible diseases and screening for disease and pregnancy.

Also included is HIV counseling and testing when provided as part of a family planning visit. Additionally, reproductive health care includes coverage of all medically necessary abortions. Elective induced abortions must be covered for New York City recipients. Fertility services are not covered.

If the Contractor excludes family planning from its Benefit Package, the Contractor is still required to provide the following services:

i)	screening, related diagnosis, ambulatory treatment, and referral to Participating Provider as needed for dysmenorrhea, cervical cancer or other pelvic abnormality/pathology;

ii)	screening, related diagnosis, and referral to Participating Provider for anemia, cervical cancer, glycosuria, proteinuria, hypertension, breast disease and pregnancy.

B.	Dental Services

Dental care includes preventive, prophylactic and other routine dental care, services, supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.

Dental surgery performed in an ambulatory or inpatient setting is the responsibility of the Contractor whether dental services are a covered plan benefit, or not. Inpatient claims and referred ambulatory claims for dental services provided in an inpatient or outpatient hospital setting for surgery, anesthesiology, X-rays, etc. are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered by Medicaid fee-for-service. The Contractor should set up procedures to prior approve dental services provided in inpatient and ambulatory settings.

As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.

If Contractor’s Benefit Package excludes dental services:

i)	Enrollees may obtain routine exams, orthodontic services and appliances, dental office surgery, fillings, prophylaxis, and other Medicaid covered dental services from any qualified Medicaid provider who shall claim reimbursement from MMIS; and

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ii)	Inpatient and referred ambulatory claims for medical services provided in an inpatient or outpatient hospital setting in conjunction with a dental procedure (e.g. anesthesiology, X-rays), are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered Medicaid fee-for-service.

C.	Transportation Services

18 NYCRR §505.10

a.	Non-Emergency Transportation

Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under the Medicaid program (either as part of the Contractor’s Benefit Package or by fee-for-service Medicaid). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS’ approved transportation plan.

Transportation services means transportation by ambulance, ambulette fixed wing or airplane transport, invalid coach, taxicab, livery, public transportation, or other means appropriate to the Enrollee’s medical condition; and a transportation attendant to accompany the Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee’s family.

When the Contractor is capitated for non-emergency transportation, the Contractor is also responsible for providing transportation to Medicaid covered services that are not part of the Contractor’s Benefit Package.

For Contractors that cover non-emergency transportation in the Benefit Package, transportation costs to MMTP services may be reimbursed by Medicaid fee-for-service in accordance with the LDSS transportation polices in local districts where there is a systematic method to discretely identify and reimburse such transportation costs.

For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.

b.	Emergency Transportation

Emergency transportation can only be provided by an ambulance service including air ambulance service. Emergency ambulance transportation means the provision of ambulance transportation for the purpose of obtaining hospital services for an Enrollee who suffers from severe, life-threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

Emergency medical services means the provision of initial urgent medical care including, but not limited to, the treatment of trauma, burns, respiratory, circulatory and obstetrical emergencies.

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Emergency ambulance transportation is transportation to a hospital emergency room generated by a “Dial 911” emergency system call or some other request for an immediate response to a medical emergency. Because of the urgency of the transportation request, insurance coverage or other billing provisions are not addressed until after the trip is completed. When the Contractor is capitated for this benefit, emergency transportation via 911 or any other emergency call system is a covered benefit and the Contractor is responsible for payment.

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Prepaid Benefit Package

III. Definitions of Non-Covered Services

The following services are excluded from the Contractor’s Benefit Package, but are covered, in most instances, by Medicaid fee-for-service:

A.	MEDICAL NON-COVERED SERVICES

1.	Personal Care Agency Services

Personal care services (PCS) are the provision of some or total assistance with personal hygiene, dressing and feeding; and nutritional and environmental support (meal preparation and housekeeping). Such services must be essential to the maintenance of the Enrollee’s health and safety in his or her own home. The service has to be ordered by a physician, and there has to be a medical need for the service. Licensed home care services agencies, as opposed to certified home health agencies, are the primary providers of PCS. Enrollee’s receiving PCS have to have a stable medical condition and are generally expected to be in receipt of such services for an extended period of time (years).

Services rendered by a personal care agency which are approved by the LDSS are not covered under the Benefit Package. Should it be medically necessary for the PCP to order personal care agency services, the PCP (or the Contractor on the physician’s behalf) must first contact the Enrollee’s LDSS contact person for personal care. The district will determine the Enrollee’s need for personal care agency services and coordinate with the personal care agency a plan of care.

2.	Residential Health Care Facilities (RHCF)

Services provided in a Residential Health Care Facility (RHCF) to an individual who is determined by the LDSS to be in Permanent Placement Status in the RHCF are not covered.

3.	Hospice Program

Hospice is a coordinated program of home and inpatient care that provides non-curative medical and support services for persons certified by a physician to be terminally ill with a life expectancy of six (6) months or less. Hospice programs provide patients and families with palliative and supportive care to meet the special needs arising out of physical, psychological, spiritual, social and economic stresses which are experienced during the final stages of illness and during dying and bereavement.

Hospices are organizations which must be certified under Article 40 of the NYS P.H.L. All services must be provided by qualified employees and volunteers of the hospice or by qualified staff through contractual arrangements to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care which reflects the changing needs of the patient/family.

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If an Enrollee in the Contractor’s plan becomes terminally ill and receives Hospice Program services he or she may remain enrolled and continue to access the Contractor’s Benefit Package while Hospice costs are paid for by Medicaid fee-for-service.

4.	Prescription and Non-Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula

Coverage for drugs dispensed by community pharmacies, over the counter drugs, medical/surgical supplies and enteral formula are not included in the Benefit Package and will be paid for by Medicaid fee-for-service. Medical/surgical supplies are items other than drugs, prosthetic or orthotic appliances, or DME which have been ordered by a qualified practitioner in the treatment of a specific medical condition and which are: consumable, non-reusable, disposable, or for a specific rather than incidental purpose, and generally have no salvageable value (e.g. gauze pads, bandages and diapers). Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit are covered.

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B.	Non-Covered Behavioral Health Services

1.	Chemical Dependence Services

a.	Outpatient Rehabilitation and Treatment Services

i).	Methadone Maintenance Treatment Program (MMTP)

Consists of drug detoxification, drug dependence counseling, and rehabilitation services which include chemical management of the patient with methadone. Facilities that provide methadone maintenance treatment do so as their principal mission and are certified by the Office of Alcohol and Substance Abuse Services (OASAS) under Title 14 NYCRR, Part 828.

ii).	Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs

Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs are licensed under Title 14 NYCRR Part 822 and provide chemical dependence outpatient treatment to individuals who suffer from chemical abuse or dependence and their family members or significant others.

iii).	Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs

Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs provide full or half-day services to meet the needs of a specific target population of chronic alcoholic persons who need a range of services which are different from those typically provided in an alcoholism outpatient clinic. Programs are licensed by as Chemical Dependence Outpatient Rehabilitation Programs under Title 14 NYCRR Part 822.9.

iv).	Outpatient Chemical Dependence for Youth Programs

Outpatient Chemical Dependence for Youth Programs (OCDY) licensed under Title 14 NYCRR Part 823, establishes programs and service regulations for OCDY programs. OCDY programs offer discrete, ambulatory clinic services to chemically-dependent youth in a treatment setting that supports abstinence from chemical dependence (including alcohol and substance abuse) services.

b.	Chemical Dependence Services Ordered by the LDSS

The Contractor is not responsible for the provision and payment of Chemical Dependence Inpatient Rehabilitation and Treatment Services ordered by the LDSS and provided to Enrollees who have:

•	been assessed as unable to work by the LDSS and are mandated to receive Chemical Dependence Inpatient Rehabilitation and Treatment Services as a condition of eligibility for Public Assistance or Medicaid, or

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•	have been determined to be able to work with limitations (work limited) and are simultaneously mandated by the district into Chemical Dependence Inpatient Rehabilitation and Treatment Services (including alcohol and substance abuse treatment services) pursuant to work activity requirements.

The Contractor is not responsible for the provision and payment of Medically Supervised Inpatient and Outpatient Withdrawal Services ordered by the LDSS under Welfare Reform (as indicated by Code 83).

The Contractor is responsible for the provision and payment of Medically Managed Detoxification Services in this Agreement.

If the Contractor is already providing an Enrollee with Chemical Dependence Inpatient Rehabilitation and Treatment Services and Detoxification Services and the LDSS is satisfied with the level of care and services, then the Contractor will continue to be responsible for the provision and payment of these services.

2.	Mental Health Services

a.	Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

A time limited active psychiatric rehabilitation designed to assist a patient in forming and achieving mutually agreed upon goals in living, learning, working and social environments, to intervene with psychiatric rehabilitative technologies to overcome functional disabilities. IPRT services are certified by OMH under 14 NYCRR, Part 587.

b.	Day Treatment

A combination of diagnostic, treatment, and rehabilitative procedures which, through supervised and planned activities and extensive client-staff interaction, provides the services of the clinic treatment program, as well as social training, task and skill training and socialization activities. Services are expected to be of six (6) months duration. These services are certified by OMH under 14 NYCRR, Part 587.

c.	Continuing Day Treatment

Provides treatment designed to maintain or enhance current levels of functioning and skills, maintain community living, and develop self-awareness and self-esteem. Includes: assessment and treatment planning; discharge planning; medication therapy; medication education; case management; health screening and referral; rehabilitative readiness development; psychiatric rehabilitative readiness determination and referral; and symptom management. These services are certified by OMH under 14 NYCRR, Part 587.

d.	Day Treatment Programs Serving Children

Day treatment programs are characterized by a blend of mental health and special education services provided in a fully integrated program. Typically these programs include: special

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education in small classes with an emphasis on individualized instruction, individual and group counseling, family services such as family counseling, support and education, crisis intervention, interpersonal skill development, behavior modification, art and music therapy.

e.	Home and Community Based Services Waiver for Seriously Emotionally Disturbed Children

This waiver is in select counties for children and adolescents who would otherwise be admitted to an institutional setting if waiver services were not provided. The services include individualized care coordination, respite, family support, intensive in-home skill building, and crisis response.

f.	Case Management

The target population consists of individuals who are seriously and persistently mentally ill (SPMI), require intensive, personal and proactive intervention to help them obtain those services which will permit functioning in the community and either have symptomology which is difficult to treat in the existing mental health care system or are unwilling or unable to adapt to the existing mental health care system. Three case management models are currently operated pursuant to an agreement with OMH or a local governmental unit, and receive Medicaid reimbursement pursuant to l4 NYCRR Part 506.

Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) under OTHER NON-COVERED SERVICES.

g.	Partial Hospitalization

Provides active treatment designed to stabilize and ameliorate acute systems, serves as an alternative to inpatient hospitalization, or reduces the length of a hospital stay within a medically supervised program by providing the following: assessment and treatment planning; health screening and referral; symptom management; medication therapy; medication education; verbal therapy; case management; psychiatric rehabilitative readiness determination and referral and crisis intervention. These services are certified by OMH under NYCRR Part 587.

h.	Services Provided Through OMH Designated Clinics for Children With A Diagnosis of Serious Emotional Disturbance (SED)

These are services provided by designated OMH clinics to children and adolescents with a clinical diagnosis of SED.

i.	Assertive Community Treatment (ACT)

ACT is a mobile team-based approach to delivering comprehensive and flexible treatment, rehabilitation, case management and support services to individuals in their natural living setting. ACT programs deliver integrated services to recipients and adjust services over time to meet the recipient’s goals and changing needs; are operated pursuant to approval or certification by OMH; and receive Medicaid reimbursement pursuant to 14 NYCRR Part 508.

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j.	Personalized Recovery Oriented Services (PROS)

PROS, licensed and reimbursed pursuant to 14 NYCCR Part 512, are designed to assist individuals in recovery from the disabling effects of mental illness through the coordinated delivery of a customized array of rehabilitation, treatment, and support services in traditional settings and in off-site locations. Specific components of PROS include Community Rehabilitation and Support, Intensive Rehabilitation, Ongoing Rehabilitation and Support and Clinical Treatment.

3.	Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs, as follows:

a.	OMH Licensed CRs*

Rehabilitative services in community residences are interventions, therapies and activities which are medically therapeutic and remedial in nature, and are medically necessary for the maximum reduction of functional and adaptive behavior defects associated with the person’s mental illness.

b.	Family-Based Treatment*

Rehabilitative services in family-based treatment programs are intended to provide treatment to seriously emotionally disturbed children and youth to promote their successful functioning and integration into the natural family, community, school or independent living situations. Such services are provided in consideration of a child’s developmental stage. Those children determined eligible for admission are placed in surrogate family homes for care and treatment.

*These services are certified by OMH under 14 NYCRR Part 586.3, 594 and 595.

4.	Office of Mental Retardation and Developmental Disabilities (OMRDD) Services

a.	Long Term Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

These services are provided to persons with developmental disabilities including medical or remedial services recommended by a physician or other licensed practitioner of the healing arts for a maximum reduction of the effects of physical or mental disability and restoration of the person to his or her best possible functional level. It also includes the fitting, training, and modification of assistive devices by licensed practitioners or trained others under their direct supervision. Such services are designed to ameliorate or limit the disabling condition and to allow the person to remain in or move to, the least restrictive residential and/or day setting. These services are certified by OMRDD under 14 NYCRR, Part 679 (or they are provided by Article 28 Diagnostic and Treatment Centers that are explicitly designated by the SDOH as serving primarily persons with developmental disabilities). If care of this nature is provided in facilities other than Article 28 or Article 16 centers, it is a covered service.

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b.	Day Treatment

A planned combination of diagnostic, treatment and rehabilitation services provided to developmentally disabled individuals in need of a broad range of services, but who do not need intensive twenty-four (24) hour care and medical supervision. The services provided as identified in the comprehensive assessment may include nutrition, recreation, self-care, independent living, therapies, nursing, and transportation services. These services are generally provided in ICF or a comparable setting. These services are certified by OMRDD under 14 NYCRR, Part 690.

c.	Medicaid Service Coordination (MSC)

Medicaid Service Coordination (MSC) is a Medicaid State Plan service provided by OMRDD which assists persons with developmental disabilities and mental retardation to gain access to necessary services and supports appropriate to the needs of the needs of the individual. MSC is provided by qualified service coordinators and uses a person centered planning process in developing, implementing and maintaining an Individualized Service Plan (ISP) with and for a person with developmental disabilities and mental retardation. MSC promotes the concepts of a choice, individualized services and consumer satisfaction.

MSC is provided by authorized vendors who have a contract with OMRDD, and who are paid monthly pursuant to such contract. Persons who receive MSC must not permanently reside in an ICF for persons with developmental disabilities, a developmental center, a skilled nursing facility or any other hospital or Medical Assistance institutional setting that provides service coordination. They must also not concurrently be enrolled in any other comprehensive Medicaid long term service coordination program/service including the Care at Home Waiver.

Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) under OTHER NON-COVERED SERVICES.

d.	Home And Community Based Services Waivers (HCBS)

The Home and Community-Based Services Waiver serves persons with developmental disabilities who would otherwise be admitted to an ICF/MR if waiver services were not provided. HCBS waivers services include residential habilitation, day habilitation, prevocational, supported work, respite, adaptive devices, consolidated supports and services, environmental modifications, family education and training, live-in caregiver, and plan of care support services. These services are authorized pursuant to a SSA Section 1915(c) waiver from DHHS.

e.	Services Provided Through the Care At Home Program (OMRDD)

The OMRDD Care at Home III, Care at Home IV, and Care at Home VI waivers, serve children who would otherwise not be eligible for Medicaid because of their parents’ income and resources, and who would otherwise be eligible for an ICF/MR level of care. Care at Home waiver services include service coordination, respite and assistive technologies. Care at Home waiver services are authorized pursuant to a SSA section 1915(c) waiver from DHHS.

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C.	Other Non-Covered Services

1.	The Early Intervention Program (EIP) – Children Birth to Two (2) Years of Age

This program provides early intervention services to certain children, from birth through two (2) years of age, who have a developmental delay or a diagnosed physical or mental condition that has a high probability of resulting in developmental delay. All managed care providers must refer infants and toddlers suspected of having a delay to the local designated Early Intervention agency in their area. (In most municipalities, the County Health Department is the designated agency, except: New York City - the Department of Health, Mental Retardation and Alcoholism Services; Erie County - The Department of Youth Services; Jefferson County - the Office of Community Services; and Ulster County - the Department of Social Services).

Early intervention services provided to this eligible population are categorized as Non-Covered. These services, which are designed to meet the developmental needs of the child and the needs of the family related to enhancing the child’s development, will be identified on MMIS by unique rate codes by which only the designated early intervention agency can claim reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor. Consequently, the Contractor will be expected to refer any enrolled child suspected of having a developmental delay to the locally designated early intervention agency in their area and participate in the development of the Child’s Individualized Family Services Plan (IFSP). Contractor’s participation in the development of the IFSP is necessary in order to coordinate the provision of early intervention services and services covered by the Contractor.

Additionally, the locally designated early intervention agencies will be instructed on how to identify a managed care Enrollee and the need to contact the Contractor to coordinate service provision.

2.	Preschool Supportive Health Services–Children Three (3) Through Four (4) Years of Age

The Preschool Supportive Health Services Program (PSHSP) enables counties and New York City to obtain Medicaid reimbursement for certain educationally related medical services provided by approved preschool special education programs for young children with disabilities. The Committee on Preschool Special Education in each school district is responsible for the development of an Individualized Education Program (IEP) for each child evaluated in need of special education and medically related health services.

PSHSP services rendered to children three (3) through four (4) years of age in conjunction with an approved IEP are categorized as Non-Covered.

The PSHSP services will be identified on MMIS by unique rate codes through which only counties and New York City can claim reimbursement. In addition, a limited number of Article 28 clinics associated with approved pre-school programs are allowed to directly bill Medicaid fee-for- service for these services. Contractor covered and authorized services will continue to be provided by the Contractor.

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3.	School Supportive Health Services–Children Five (5) Through Twenty-One (21) Years of Age

The School Supportive Health Services Program (SSHSP) enables school districts to obtain Medicaid reimbursement for certain educationally related medical services provided by approved special education programs for children with disabilities. The Committee on Special Education in each school district is responsible for the development of an Individualized Education Program (IEP) for each child evaluated in need of special education and medically related services.

SSHSP services rendered to children five (5) through twenty-one (21) years of age in conjunction with an approved IEP are categorized as Non-Covered.

The SSHSP services are identified on MMIS by unique rate codes through which only school districts can claim Medicaid reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor.

4.	Comprehensive Medicaid Case Management (CMCM)

A program which provides “social work” case management referral services to a targeted population (e.g.: pregnant teens, mentally ill). A CMCM case manager will assist a client in accessing necessary services in accordance with goals contained in a written case management plan. CMCM programs do not provide services directly, but refer to a wide range of service Providers. Some of these services are: medical, social, psycho-social, education, employment, financial, and mental health. CMCM referral to community service agencies and/or medical providers requires the case manager to work out a mutually agreeable case coordination approach with the agency/medical providers. Consequently, if an Enrollee of the Contractor is participating in a CMCM program, the Contractor should work collaboratively with the CMCM case manager to coordinate the provision of services covered by the Contractor. CMCM programs will be instructed on how to identify a managed care Enrollee on EMEVS and informed on the need to contact the Contractor to coordinate service provision.

5.	Directly Observed Therapy for Tuberculosis Disease

Tuberculosis directly observed therapy (TB/DOT) is the direct observation of oral ingestion of TB medications to assure patient compliance with the physician’s prescribed medication regimen. While the clinical management of tuberculosis is covered in the Benefit Package, TB/DOT where applicable, can be billed directly to MMIS by any SDOH approved fee-for-service Medicaid TB/DOT Provider. The Contractor remains responsible for communicating, cooperating and coordinating clinical management of TB with the TB/DOT Provider.

6.	AIDS Adult Day Health Care

Adult Day Health Care Programs (ADHCP) are programs designed to assist individuals with HIV disease to live more independently in the community or eliminate the need for residential health care services. Registrants in ADHCP require a greater range of comprehensive health care

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services than can be provided in any single setting, but do not require the level of services provided in a residential health care setting. Regulations require that a person enrolled in an ADHCP must require at least three (3) hours of health care delivered on the basis of at least one (1) visit per week. While health care services are broadly defined in this setting to include general medical care, nursing care, medication management, nutritional services, rehabilitative services, and substance abuse and mental health services, the latter two (2) cannot be the sole reason for admission to the program. Admission criteria must include, at a minimum, the need for general medical care and nursing services.

7.	HIV COBRA Case Management

The HIV COBRA (Community Follow-up Program) Case Management Program is a program that provides intensive, family-centered case management and community follow-up activities by case managers, case management technicians, and community follow-up workers. Reimbursement is through an hourly rate billable to Medicaid. Reimbursable activities include intake, assessment, reassessment, service plan development and implementation, monitoring, advocacy, crisis intervention, exit planning, and case specific supervisory case-review conferencing.

8.	Fertility Services

Fertility services are not covered by the Benefit Package nor by Medicaid fee-for-service.

9.	Adult Day Health Care

Adult Day Health Care means care and services provided to a registrant in a residential health care facility or approved extension site under the medical direction of a physician and which is provided by personnel of the adult day health care program in accordance with a comprehensive assessment of care needs and individualized health care plan, ongoing implementation and coordination of the health care plan, and transportation.

Registrant means a person who is a nonresident of the residential health care facility who is functionally impaired and not homebound and who requires certain preventive, diagnostic, therapeutic, rehabilitative or palliative items or services provided by a general hospital, or residential health care facility; and whose assessed social and health care needs, in the professional judgment of the physician of record, nursing staff, Social Services and other professional personnel of the adult day health care program can be met in while or in part satisfactorily by delivery of appropriate services in such program.

10.	Personal Emergency Response Services (PERS)

Personal Emergency Response Services (PERS) are not covered by the Benefit Package. PERS are covered on a fee-for-service basis through contracts between the LDSS and PERS vendors.

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11.	School-Based Health Centers

A School-Based Health Center (SBHC) is an Article 28 extension clinic that is located in a school and provides students with primary and preventive physical and mental health care services, acute or first contact care, chronic care, and referral as needed. SBHC services include comprehensive physical and mental health histories and assessments, diagnosis and treatment of acute and chronic illnesses, screenings (e.g., vision, hearing, dental, nutrition, TB), routine management of chronic diseases (e.g., asthma, diabetes), health education, mental health counseling and/or referral, immunizations and physicals for working papers and sports.

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